Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction

Rackspace Capital Management LP	DE

Macro Capital Management, Inc.	DE

Rackspace US, Inc.	DE

Jungle Disk, LLC	DE

Slicehost, LLC	DE

Rackspace Limited	UK

Rackspace Headquarters, LLC	TX

Rackspace DAL1DC Management, LLC	TX

Rackspace SATDC Management, LLC	TX

Rackspace IAD1DC, Ltd	TX

Rackspace SATDC, Ltd	TX

Rackspace Benelux Cooperatie U.A.	Netherlands

Rackspace Benelux B.V.	Netherlands

RSUS1, LLC	DE

RSUS2, LLC	DE

Rackspace Asia Limited	Hong Kong

RS International C.V.	Netherlands